Filed Pursuant to Rule 424 (b) (3) and (c)
File No. 333-114776

HALOZYME THERAPEUTICS, INC.

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED AUGUST 12, 2004)

     This prospectus supplement supplements the Halozyme Therapeutics, Inc. prospectus dated August 12, 2004, as previously supplemented by the Prospectus Supplement dated August 18, 2004, relating to the sale of up to 29,508,664 shares of our common stock by certain selling security holders. This Prospectus Supplement No. 2 should be read in conjunction with the prospectus and the previous supplement dated August 18, 2004, and this Prospectus Supplement No. 2 is qualified by reference to the prospectus and the previous supplement dated August 18, 2004, except to the extent that the information provided by this Prospectus Supplement No. 2 supersedes the information contained in the prospectus.

     SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE MAKING A DECISION TO PURCHASE OUR COMMON STOCK.

     The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The date of this Prospectus Supplement No. 2 is September 10, 2004.

     The sections of the prospectus, dated August 12, 2004, titled “Selling Security Holders” and “Plan of Distribution” are superseded in their entirety by the following:

SELLING SECURITY HOLDERS

The shares are being offered by certain selling security holders. The selling security holders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 29,508,664 shares of our common shares now owned by them or issuable to them upon the exercise of warrants. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus. Because the selling security holders are not obligated to sell their shares, and because the selling security holders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling security holders will own after the offering.

Except for Mark Wilson, who currently serves as our Vice President of Business Development, none of the selling security holders has ever held an office, been a director or have had any other material relationship with Global, Halozyme or its predecessor.

Pursuant to the stock purchase agreements with certain selling security holders, all expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by them in connection with the sale of such shares.

The following table sets forth, with respect to the selling security holders: (i) the number of shares of common stock beneficially owned as of August 12, 2004 and prior to the offering contemplated hereby, and (ii) the percentage of shares of common stock beneficially owned as of August 12, 2004.

		Shares of
		Common Stock	Total Shares of	Shares of Common
	Shares of	Issuable Upon	Common Stock	Stock Beneficially	Total Shares of	Total
	Common Stock	Exercise of	Equivalents Being	Owned But NOT	Common Stock	Beneficial
Security Holders	Being Registered	Warrants	Registered	Being Registered	Beneficially Owned	Ownership%
Adam K. Stern	40,000	20,000	60,000	—	60,000	0.15%
Anthony Salandra	68,798	61,298	130,096	—	130,096	0.33%
Arianna Sheree Lynch	2,407	—	2,407	—	2,407	0.01%
Asia Pacific Imports	50,000	25,000	75,000	—	75,000	0.19%
Autry Qualified Interest Trust	200,000	100,000	300,000	—	300,000	0.76%
Baybridge Capital Corp.	512,349	187,425	699,774	—	699,774	1.77%
BioGrowth, Inc.	512,349	187,425	699,774	—	699,774	1.77%
Bonanza Master Fund, LTD	600,000	300,000	900,000	—	900,000	2.27%
Brean Murray & Co. Inc.	50,000	364,284	414,284	—	414,284	1.04%
Cantonal Corporation	300,001	150,000	450,001	45,000	495,001	1.25%
Centrum Bank AG	200,000	100,000	300,000	—	300,000	0.76%
Cimarron Biomedical Investors	200,000	100,000	300,000	—	300,000	0.76%
Cindy Ullman	5,000	2,500	7,500	—	7,500	0.02%
Colleen Paffie	8,800	—	8,800	—	8,800	0.02%
Curtis Leahy	405,000	—	405,000	—	405,000	1.03%
Darren Blanton	562,788	442,788	1,005,576	—	1,005,576	2.52%
David Hochman	10,000	5,000	15,000	—	15,000	0.04%
Dr. Donald Cramer	2,500	1,250	3,750	—	3,750	0.01%
Dr. Leonard Makowka	10,000	5,000	15,000	—	15,000	0.04%

		Shares of
		Common Stock	Total Shares of	Shares of Common
	Shares of	Issuable Upon	Common Stock	Stock Beneficially	Total Shares of	Total
	Common Stock	Exercise of	Equivalents Being	Owned But NOT	Common Stock	Beneficial
Security Holders	Being Registered	Warrants	Registered	Being Registered	Beneficially Owned	Ownership%
Equine Consultants Ltd.	107,500	—	107,500	—	107,500	0.27%
Erietta Papakosta	100,000	50,000	150,000	—	150,000	0.38%
Forest Hill Select Fund, LP	320,000	160,000	480,000	—	480,000	1.21%
Franklin H. Nyi	80,000	40,000	120,000	—	120,000	0.30%
Garfield Associates, LLC	20,000	10,000	30,000	—	30,000	0.08%
Gene Salkind, MD	160,000	80,000	240,000	150,000	390,000	0.99%
Gibralt Capital Corporation	400,000	200,000	600,000	—	600,000	1.51%
Grant Bettingen, Inc.	41,298	—	41,298	—	41,298	0.10%
Harvest International	107,596	107,596	215,192	—	215,192	0.54%
Harvey Anderson	53,798	53,798	107,596	—	107,596	0.27%
Harvey Grossman	8,800	—	8,800	—	8,800	0.02%
Henri Talerman	80,000	40,000	120,000	—	120,000	0.30%
Hyde Family Trust	80,000	40,000	120,000	—	120,000	0.30%
Jacqueline Autry	40,000	20,000	60,000	—	60,000	0.15%
Janelle Noelle Lynch	2,407	—	2,407	—	2,407	0.01%
Jardine, McManus, Murphy & Moore, LTD	30,000	—	30,000	—	30,000	0.08%
Jason Daggett	37,905	—	37,905	—	37,905	0.10%
Jeffrey Geddes	8,800	—	8,800	—	8,800	0.02%
Jerome Morgan	8,800	4,400	13,200	—	13,200	0.03%
Jesse Grossman	1,243,225	633,885	1,877,110	—	1,877,110	4.69%
Jesse Grossman Accountancy Corp. Retirement Trust	474,890	211,570	686,460	—	686,460	1.73%
John Paul DeJoria	80,000	40,000	120,000	—	120,000	0.30%
John S. Lemak	80,000	40,000	120,000	—	120,000	0.30%
Jonathan Spanier	1,209,423	661,886	1,871,309	—	1,871,309	4.67%
Jonathan Spanier Custodian for Esme Spanier under CUTMA, age 21	50,000	—	50,000	—	50,000	0.13%
Keith Granirer	7,500	3,750	11,250	—	11,250	0.03%
Ken Rickel	445,192	330,192	775,384	—	775,384	1.95%
Ken Y. Leung	80,000	40,000	120,000	—	120,000	0.30%
Kerry McVey	53,798	53,798	107,596	—	107,596	0.27%
Kimberly Craig—Woodworth	20,000	10,000	30,000	—	30,000	0.08%
Kingsbridge Capital	150,000	75,000	225,000	—	225,000	0.57%
Laura Stone	8,800	4,400	13,200	1,315	14,515	0.04%

		Shares of
		Common Stock	Total Shares of	Shares of Common
	Shares of	Issuable Upon	Common Stock	Stock Beneficially	Total Shares of	Total
	Common Stock	Exercise of	Equivalents Being	Owned But NOT	Common Stock	Beneficial
Security Holders	Being Registered	Warrants	Registered	Being Registered	Beneficially Owned	Ownership%
Lawrence Diamant	3,500	1,750	5,250	—	5,250	0.01%
Lincoln Associates, LLC	20,000	10,000	30,000	—	30,000	0.08%
Linda May Stone	40,000	20,000	60,000	100	60,100	0.15%
Lore E. Stone	24,000	12,000	36,000	—	36,000	0.09%
Louis F. Burke PC Retirement Trust	20,000	10,000	30,000	—	30,000	0.08%
Louis Spanier	25,000	—	25,000	—	25,000	0.06%
Marc Rose	208,000	104,000	312,000	—	312,000	0.79%
Mark Emalfarb Custodian for Ashley Emalfarb	8,000	4,000	12,000	—	12,000	0.03%
Mark Emalfarb Custodian for Hailey Emalfarb	8,000	4,000	12,000	—	12,000	0.03%
Mark Wilson	50,000	—	50,000	—	50,000	0.13%
Matthew Markin	80,000	40,000	120,000	18,500	138,500	0.35%
Michael Clofine	53,798	53,798	107,596	—	107,596	0.27%
Michael P. Marcus	80,000	40,000	120,000	—	120,000	0.30%
Michael Stone	577,394	369,394	946,788	—	946,788	2.38%
Nadine Smith	319,193	209,596	528,789	—	528,789	1.33%
Odyssey Holdings Ltd.	512,349	187,425	699,774	—	699,774	1.77%
Oppenheimer & Co. Inc. Custodian for Jonathan Spanier IRA Rollover	474,890	211,570	686,460	—	686,460	1.73%
Patricia Fox	8,800	—	8,800	—	8,800	0.02%
Paul Geddes	8,800	—	8,800	—	8,800	0.02%
Paul Rosenberg	53,798	53,798	107,596	—	107,596	0.27%
Paula Rubino	8,800	—	8,800	—	8,800	0.02%
Peter Geddes	1,579,118	737,758	2,316,876	85,500	2,402,376	6.08%
Peter Geddes Custodian for Avery Geddes under CUTMA, age 21	20,000	—	20,000	—	20,000	0.05%
Peter Geddes Custodian for Campbell Geddes under CUTMA, age 21	50,000	25,000	75,000	—	75,000	0.19%
Peter Geddes Custodian for Lily Geddes under CUTMA, age 21	50,000	25,000	75,000	—	75,000	0.19%
Peter Geddes Custodian for Zachary Geddes under CUTMA, age 21	20,000	—	20,000	—	20,000	0.05%
Peter Graffman	75,000	12,500	87,500	—	87,500	0.22%
Peter Kosa	100,000	50,000	150,000	—	150,000	0.38%
Ram Trading, Ltd.	1,000,000	500,000	1,500,000	—	1,500,000	3.76%

		Shares of
		Common Stock	Total Shares of	Shares of Common
	Shares of	Issuable Upon	Common Stock	Stock Beneficially	Total Shares of	Total
	Common Stock	Exercise of	Equivalents Being	Owned But NOT	Common Stock	Beneficial
Security Holders	Being Registered	Warrants	Registered	Being Registered	Beneficially Owned	Ownership%
Richard Genovese	1,242,404	836,394	2,078,798	400,027	2,478,825	6.16%
Roth Capital Partners, LLC	—	300,000	300,000	—	300,000	0.76%
Saiph T Corporation	12,500	—	12,500	—	12,500	0.03%
Sandor Capital Master Fund, L.P.	250,000	125,000	375,000	—	375,000	0.95%
Sandy Geddes	8,800	—	8,800	—	8,800	0.02%
Sean Fitzpatrick	25,000	12,500	37,500	—	37,500	0.10%
Sean Dignan	2,000	—	2,000	—	2,000	0.01%
Shai Z. Stern	120,000	60,000	180,000	50,000	230,000	0.58%
Spectrum Advisors, Ltd.	332,596	157,596	490,192	3,000	493,192	1.25%
Stephanie Spanier	50,000	—	50,000	—	50,000	0.13%
Steven S. Vender	45,000	22,500	67,500	5,000	72,500	0.18%
TBG America Inc.	80,000	40,000	120,000	—	120,000	0.30%
The Ward Family Foundation	120,000	60,000	180,000	—	180,000	0.46%
University Finance, Inc.	889,033	725,406	1,614,439	—	1,614,439	4.02%
Vertical Ventures, LLC	200,000	100,000	300,000	—	300,000	0.76%
Vitel Ventures Corp.	657,426	328,713	986,139	32,248	1,018,387	2.56%
Whitney & Clarkia Wilson Trust	50,000	—	50,000	50,000	100,000	0.25%
William F. Miller III	113,798	30,000	143,798	—	143,798	0.36%
Winnie Huang	40,000	20,000	60,000	—	60,000	0.15%
Total	19,046,721	10,461,943	29,508,664	840,690	30,349,354	76.21%

     Subject to applicable exceptions set forth by the Securities and Exchange Commission, transferees, pledgees, donees or successors to the selling security holders named in the prospectus may not offer and sell securities pursuant to the prospectus unless we supplement or amend the prospectus to reflect the required information concerning such transferees, pledgees, donees or successors.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell all or any part of their shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any selling security holders that are broker-dealers or broker-dealer affiliates will be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales of the shares by them. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Of the selling security holders, Brean Murray & Co., Grant Bettingen, Inc. and Roth Capital Partners, LLC are each broker-dealers. Additionally, Curtis Leahy and Sean Dignan, who are both registered representatives of Grant Bettingen, Inc., are affiliates of a broker-dealer.

Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

We are required to pay all fees and expenses (excluding selling expenses) incident to the registration of the shares being registered herein, including fees and disbursements of counsel to the selling security holders. We have agreed to indemnify certain of the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

After being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. Individuals and entities who receive shares from the selling security holders as a gift or in connection with a pledge may sell up to 500 of such shares pursuant to this prospectus.